Exhibit 10.23

INDEPENDENT CONTRACTOR AGREEMENT

1.     Parties.  Barry Kohn (“Contractor”) provides THIS AGREEMENT for the benefit of Vertis, Inc. dba Vertis Communications  its subsidiaries, affiliates, successors and assigns (collectively, “Company”) and serves as a legally binding acknowledgment and assignment of the ownership of all “Work Product” (as defined below) and agreement on other terms herein.

2.     Services.  In consideration of the Company’s engagement of Contractor as an independent contractor, and for other good and valuable consideration as set forth on Exhibit A the receipt and sufficiency of which Contractor hereby acknowledges, Contractor hereby agrees to the following.  For purposes of this Agreement, the term “Work Product” shall mean all tangible items created or developed by Contractor during or as the result of Contractor’s engagement by the Company and within the scope of Contractor’s engagement, as well as all non-copyrightable ideas and inventions conceived or created by Contractor during the course of such activities, whether or not reduced to tangible form, and all Intellectual Property Rights (as defined below) in and to any of the foregoing.  The term “Work Product” shall include all such items and materials even though created or developed by Contractor after working hours, away from the Company’s premises or on an unsupervised basis, and whether created by Contractor or with others as long as such items and materials are within the scope of Contractor’s engagement.

3.     Ownership Rights.  Contractor acknowledges and agrees that all rights in and to the Work Product, including all the tangible copies thereof, shall belong exclusively to the Company.  By way of example and not limitation, the Company will be the exclusive owner of all intellectual property rights which may be applicable to the Work Product, including without limitation all copyrights, patents, trade secrets, trademarks, servicemarks, trade dress and other similar rights (collectively, “Intellectual Property Rights”).  In this regard, all copyrightable Work Product is to be considered a work made for hire on behalf of the Company whose ownership will vest exclusively with the Company on its creation.  Contractor hereby assigns all patentable inventions to the Company.  To the extent any Work Product may not, by operation of law or this Agreement, be considered a work made for hire, Contractor upon the creation of all items of such Work Product automatically assigns, without further consideration, the exclusive ownership thereof to the Company.  Contractor also irrevocably relinquishes to or licenses to Company, whichever is most expansive but enforceable at law, for the benefit of the Company and its assigns any moral rights in the Work Product which may be recognized by applicable law.

4.     Further Acts.  Upon the request of the Company, during or after Contractor’s engagement as an independent contractor, Contractor agrees to perform such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s rights, including without limitation by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment or conveyance, (2) obtaining and/or aiding in the enforcement of any Intellectual Property Rights with respect to the Work Product in any country, and (3) providing testimony in connection with any proceeding affecting the rights of the Company in any Work Product. This document shall function as a limited power of attorney in favor of Company to accomplish the acts set forth in this paragraph.

5.     Confidential Information.  During the course of Contractor’s engagement and thereafter, Contractor agrees not to use or disclose any trade secrets of the Company at any time except as necessary to perform Contractor’s duties for the Company. A trade secret generally consists of valuable, secret information or ideas that the Company collects or uses and which give it a business advantage, including confidential information supplied to the Company by its customers, clients, vendors, or agents. By way of example and not limitation, the Company’s trade secrets are such technical information as manufacturing or operating processes, equipment design, product specifications, computer software in source, object, script or other code form, and other proprietary technology, as well as such business information as selling and pricing information and procedures, customer lists, business and marketing plans, and internal financial statements. These restrictions do not apply to any information generally available to the public or any information properly obtained from a completely independent source. Because the Company would not have an adequate remedy at law in the event of any breach or threatened breach of this Agreement, Contractor hereby consents to the granting of equitable relief against Contractor restraining such breach without the requirement that the Company post any bond or other security therefor.  Nothing in this Agreement shall be construed as conveying to Contractor any right, title or interests or copyright in or to any Confidential Information of Company; or to convey any license as to use, sell, exploit, copy or further develop any such Confidential Information.

6.     Warranty.  Contractor warrants that its services to create the Work Product and any other services for the Company do not and will not in any way conflict with any remaining obligations Contractor may have to any prior employer or other party. Contractor also agrees to perform its services as described in Exhibit A for the Company in a manner that avoids even the appearance of infringement of any third party’s Intellectual Property Rights and in a workmanlike manner.  Contractor hereby disclaims any and all express and implied warranties other than those set forth in this paragraph, including without limitation any warranty of fitness for a particular purpose or merchantability. Excepting those matters set forth in the indemnification paragraph below, both parties liability to each other are limited to the amount paid to contractor in total under this Agreement and both parties expressly disclaim any consequential, punitive or other special damages.

7.     Return of Work Product.  Upon the request of the Company and, in any event, upon the termination of Contractor’s engagement as an independent contractor, Contractor will leave with the Company all copies of the Work Product and all other materials relating to the Company’s business.

8.     Indemnification.

a.  From Contractor.  Contractor agrees to indemnify, defend and hold Company, its affiliates, subsidiaries, employees, directors, officers, shareholders, and clients harmless from any and all claims and threatened claims by any third party, including employees of either party, arising out of, under or in connection with: (i) the death or bodily injury of any third party, the damage loss or destruction of any personal or real property; or (ii) an act or omission of Contractor arising out of or relating to: (a) federal, state or other laws or regulations for the protection of persons who are members of a protected class or category or persons or (b) sexual discrimination or harassment.

b.  To Contractor:  Company agrees to indemnify, defend and hold Contractor harmless from any and all claims and threatened claims by any third party, including without limitation officers, investors, debt holders, directors and employees of Company, arising out of, or under or in connection with his services to Company, excepting  only those matters  set forth above where Contractor indemnifies Company.

Independent Contractor Status.  Contractor acknowledges and agrees that nothing herein shall constitute an offer to hire or an employment contract, that the Company’s engagement of Contractor as an independent contractor shall not constitute a partnership, agency relationship or joint venture and that Contractor is responsible for its own worker’s compensation, social security and other obligations imposed by law on independent contractors.

9.     Compliance with Rules and Regulations.  To the extent Contractor has access to or use of the facilities or computer resources of the Company or the Company’s client, Contractor agrees to comply at all times with the applicable rules and regulations regarding safety, security, use, and conduct and agrees that such use provides Contractor no rights therein, other than the limited right to use such for purposes expressly set forth herein and no other.

10.   Termination.  Contractor agrees that the Company may terminate this agreement without cause upon fourteen (14) days written notice.

11.   Governing Law.  This Agreement shall be governed by New York law without regard to New York’s conflict of law provisions. Any dispute regarding this agreement and the matters related to it shall be resolved in the federal and state courts of New York within the city of New York, specifically the borough of Manhattan.

12.   Non-solicitation.  During the term this Agreement is in effect and for a period of two (2) years thereafter, Contractor agrees not to solicit or to offer employment to any employees of Company or an affiliate of Company without the prior written consent of Company.

13.   Entire Agreement, Assignment, Waiver and Amendment.  This Agreement and its Exhibits constitute the sole and exclusive statement of the terms and conditions hereof and supersede any prior discussions, writings, and negotiations with respect thereto.  Contractor shall not assign or transfer this

Agreement or subcontract any work hereunder without the prior written consent of Company.  Any attempt to assign or transfer this Agreement shall be void.  The parties agree that this Agreement cannot be altered, amended or modified, except by a writing signed by an authorized representative of each party.  No failure or delay in enforcing any right or exercising any remedy will be deemed a waiver of any right or remedy.

14.   Survival.  The provisions of this Agreement that are by their nature meant to survive any termination or expiration of this Agreement, including without limitation,  ownership of Work Product and Intellectual Property, trade secrets, and independent contractor status will survive any termination or expiration of this Agreement.

15.   Severability.  If any portion of this Agreement is determined to be or becomes unenforceable or illegal, such portion shall be reformed to the minimum extent necessary in order for this Agreement to remain in effect in accordance with its terms as modified by such reformation.

16.   Notices.  Any notice required under this Agreement shall be given in writing and shall be deemed effective upon delivery to the party to whom addressed.  All notices shall be sent to the applicable address specified herein or to such other address as the parties may designate in writing.  Unless otherwise specified, all notices to Company shall be sent to the Office of the General Counsel, Vertis, Inc. 250 W. Pratt St. 18th Floor, Baltimore, MD 21201.  All notices to Contractor shall be sent to 10935 Hastings Lane, Powell, OH 43065.

Dated this 12th day of February, 2007.

Acknowledged and Accepted:

Vertis, Inc. dba Vertis Communications	Barry Kohn

/s/ John V. Howard
Signature
John V. Howard	/s/ Barry Kohn
Name
Secretary
Title

Exhibit A

Consulting services as directed by Mike DuBose at a weekly rate of $10,000 per week plus reasonable expenses as incurred, to be billed periodically.

Barry C. Kohn

Contractor Code of Conduct

This Contractor Code of Conduct has been adopted by the management of Vertis, Inc. as well as all other subsidiaries and affiliates of Vertis, Inc. (collectively, “Vertis”).

The Contractor Code of Conduct won’t answer every question or situation. If you are unsure about how to handle a situation, please use common sense in making your decision and contact Vertis’ Office of the General Counsel (“OGC”) or Vertis’ Human Resources Department for further guidance. You should comply not only with the letter of the Contractor Code of Conduct, but also the spirit of these policies at all times.

General Conduct

•                  Vertis conducts its business operations in a manner to encourage individual integrity, promote ethical practices and adhere to the highest standards of personal and professional integrity. Vertis observes the applicable local, state, U.S. and foreign laws, including those pertaining to copyright infringement, intellectual property protection, and controlled substances. When individuals contracted by Vertis (“Contractors”) are required to work at Vertis customer sites, they must act professionally at all times and follow the rules and procedures of Vertis’ customers. A customer rule might include testing the Contractor for controlled substances. If any Contractor has any concerns regarding a customer rule, the Contractor should notify their Vertis contact to discuss their options.

•                  While on Vertis’ premises or while performing services for Vertis, Contractors should conduct themselves in a professional manner, including complying with property management rules and requests in addition to Vertis’ rules and procedures.  If Contractor has any concerns regarding these rules, procedures, requests, or otherwise, Contractor should notify his/her Vertis contact.

•                  Contractor must never use Vertis funds or Contractor funds directly or indirectly for bribery, payoffs, kickbacks, illegal or improper lobbying or political contributions, personal gain or for any other illegal or improper purpose.

•                  Contractors should use common sense in not accepting or soliciting any gifts or gratuities from anyone doing business with Vertis, with the exception of the occasional token promotional items of nominal value. At no time should such acceptance or solicitation violate any legal or ethical standards and such items should be reported for tax purposes. Regardless of value no such item should be accepted or sought if its receipt would cause public embarrassment upon disclosure.

•                  To further the safety of Vertis’ working environment, Contractors are prohibited from carrying weapons (including firearms) on Vertis premises and at any other time and place while performing services for Vertis.

Equal Employment Opportunity and Harassment

•                  Vertis is committed to the principle of equal employment opportunity for all qualified employees and job applicants, and it administers all employment matters without regard to race, color, religion, gender, sexual orientation, national origin, age, disability, Veteran status or any other status, or any condition or status protected by federal, state or local law. Vertis’ equal employment opportunity policy strictly prohibits harassment of any kind whether based on race, gender, or otherwise, including any conduct or comment that could be viewed by the person harassed as sexual harassment. Contractors must be fully committed to these principles and abide by them at all times.

Compliance with the Antitrust Laws

•                  Vertis employees and Contractors of Vertis must never discuss with Vertis’ competitors any competitive matters about Vertis, such as prices, discounts, credit, costs, customers, suppliers, competitive conditions, or any other competitive or confidential aspect of Vertis’ business.  If any confidential or competitive Vertis matters arise during discussions at industry functions, trade association meetings or any other legitimate contacts with competitors, you must end the discussion immediately and report the incident to Vertis’ OGC.

Confidentiality

•                  Customers and business partners entrust Vertis with confidential information regarding their products, processes and business operations which Vertis and its employees are obligated to protect from unauthorized disclosure. Vertis and its Contractors must not use this information in any manner that may compromise its confidentiality.

                        Contractors are expected to use the same care and protection with Vertis’ and others’ confidential information as with the Contractor’s own confidential information.

•                  Contractors should never knowingly take or use confidential information of a competitor, customer or other party.

Vertis’ Internet, Email, Instant Messaging and Voice Mail Policies

•                  Vertis believes that lawful and appropriate use of the Internet and email (both internal and external) can enhance productivity. However, conducting illegal or unprofessional activities, such as requesting, sending, or obtaining unauthorized confidential information or any bootlegged materials (such as music or movies) is strictly forbidden.

•                  User IDs may not be shared with other people.

•                  All information in any format (including voicemail, email, and instant messages) that is transmitted and/or stored by any means on Vertis’ equipment (computer network drives, local hard drives, diskettes, etc.) is the property of Vertis. Contractors should have no expectation of privacy in their email messages, email attachments, instant messages, Internet use or voicemail messages. The email and voicemail systems are for “business use” and Vertis reserves the right to monitor these systems for “business use.” Vertis reserves the right to monitor use of its equipment and storage facilities at any time, and passwords or other security devices may be overridden by Vertis for any reason, including but not limited to, (i) ensuring that only rightful information resides on Vertis’ electronic storage facilities; (ii) preventing facility misuse; (iii) investigating and resolving network or communication problems; and (iv) ensuring compliance with this policy. Because these storage facilities are subject to such inspection and monitoring, do not assume that email messages, email attachments, Internet use or voicemail messages are private.

•                  Contractors must comply with any other policies or instructions of Vertis’ IT Department as they are communicated to Contractors.

Software Licensing

•                  Vertis licenses the use of computer software from a variety of outside companies. Vertis does not own this licensed software, and use of the software must be in accordance with the licenses of the respective vendors. Such software must not be reproduced unless authorized. In addition, Contractors shall not utilize unlicensed (bootleg) software on Vertis’ computers.

Vertis-Sponsored Functions

•                  Vertis sponsors certain functions where alcohol is made available for consumption. Contractors who attend those functions are expected to behave in a sensible and professional manner, including the avoidance of excessive consumption of alcohol. Contractors should never drive after excessive consumption of alcohol.

•                  Vertis may at times sponsor certain recreational activities, including athletic events or leagues. Participation in recreational activities is completely voluntary and at the Contractor’s own risk. All participants in recreational activities will be required to sign a release of liability with Vertis prior to participation.

Legal Notices

•                  For obvious reasons, it is very important that all subpoenas, summons and other legal notices (or if you’re not sure, anything that might be one of those) involving Vertis which are received by or served upon any Contractor of Vertis immediately be forwarded to Vertis’ Office of the General Counsel.  Speed is crucial with these matters because response times are often quite short. Delivery should be by hand delivery to a lawyer in the Vertis Office of the General Counsel in the Baltimore Headquarters @ 250 W. Pratt St., 18th Floor, Baltimore Maryland 21201 if feasible, or if not, then by fax to 410-529-9287 with confirmation copy sent by overnight mail.

Violations

•                  If a Contractor of Vertis learns of a violation of this Contractor Code of Conduct, he/she is obligated to notify his/her Vertis contact. Failure to do so will be a violation of this Contractor Code of Conduct. Any violations of this Contractor Code of Conduct will be noted with violators subject to action by Vertis, up to and including immediate termination.

Interpretations/Clarifications

•                  You are encouraged to directly contact your Vertis contact, Vertis’ Office of the General Counsel, Human Resources, or an Officer of Vertis with any questions about this Contractor Code of Conduct or any other Vertis policies.